Exhibit 99.1

PRESS RELEASE

Contact:	Bill Foust	Paul Roberts
	770-569-4203	770-569-4277

SCHWEITZER-MAUDUIT ANNOUNCES FIRST QUARTER 2006 RESULTS

Net Income of $4.6 Million

Diluted Earnings Per Share of $0.30

Alpharetta, GA, April 27, 2006.

Summary of Results

(Amounts in Millions, Except Per Share Amounts)

	2006	2005
	First Quarter	First Quarter

Net Sales	$165.4	$160.6
Operating Profit	9.0	9.6
Net Income	4.6	5.0
Earnings Per Share – Diluted	$0.30	$0.32
Average Shares – Diluted	15.5	15.5

Schweitzer-Mauduit International, Inc. (NYSE:SWM) today reported that first quarter 2006 net income was $4.6 million compared with net income of $5.0 million in the first quarter of 2005, a decline of 8 percent.  Diluted earnings per share were $0.30 compared with diluted earnings per share of $0.32 in the prior-year quarter, a 6 percent decrease.

First Quarter 2006 Results

Wayne H. Deitrich, Chairman of the Board and Chief Executive Officer, commented that, “Schweitzer-Mauduit’s financial results for the first quarter of 2006 reflected improved performance in our U.S. operations that was more than offset by a decline in profitability in our French business and an increase in unallocated corporate expenses.  We continue to experience significant inflationary cost increases and the unfavorable fixed cost absorption impact of lower production volumes that were largely offset by improved mill operations, increased sales volumes and somewhat higher average selling prices.”

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Consolidated net sales were $165.4 million for the quarter compared with $160.6 million in the same period a year ago, an increase of 3 percent.  The improvement in net sales was the result of increased sales volumes that contributed $5.6 million to net sales and somewhat higher average selling prices, primarily related to the mix of products sold, that increased net sales by $4.2 million.  Changes in currency exchange rates had an unfavorable $5.0 million impact on the net sales comparison as the unfavorable effects of a weaker euro compared with the U.S. dollar more than offset the impacts of the stronger Brazilian real.

Total sales volumes increased by 4 percent for the quarter compared with the first quarter of 2005.  Excluding sales of the recently acquired Philippines operation, sales volumes increased by 1 percent.  Sales volumes for the Brazilian business improved by 10 percent, attributable to increased sales of tobacco-related papers.  Sales volumes for the French segment increased by 4 percent as a result of increased sales of reconstituted tobacco leaf products and tobacco-related papers in both the Indonesian and Philippines operations, partially offset by a decline in tobacco-related paper sales in France.  Sales volumes in the United States increased by 1 percent, with increased sales of tobacco-related papers partially offset by lower sales of commercial and industrial papers.

Operating profit was $9.0 million for the quarter, a decrease of $0.6 million, or 6 percent, from the $9.6 million operating profit for the first quarter of 2005.

Inflationary cost increases unfavorably impacted operating results by $5.9 million in the quarter.  Purchased energy costs increased by $4.7 million compared with the first quarter of 2005, with higher costs experienced in all business units, related to natural gas, fuel oil and electricity.  Higher labor rates increased manufacturing expenses by $0.6 million during the quarter.  Inflationary increases for purchased materials other than wood pulp had an unfavorable impact on the operating results of $0.4 million, largely related to increased chemical costs.  Changes in per ton wood pulp costs increased the Company’s operating expenses by $0.2 million compared with the prior-year quarter. The higher wood pulp costs were experienced in the Brazilian operation, related to increased costs of hardwood pulp. The average per ton list price of northern bleached softwood kraft pulp in the United States was $655 per metric ton in the first quarter of 2006 compared with $670 per metric ton in the first quarter of 2005.

Although total sales volumes were above the prior year, reduced paper machine operating schedules and lower production volumes were experienced in our French and U.S. operations, which resulted in unfavorable fixed cost absorption impacts. These unabsorbed fixed costs increased operating expenses during the quarter by $3.4 million compared with the prior-year quarter.

Operating profit for the French segment totaled $8.4 million in the quarter, $2.4 million less than in the first quarter of 2005.  Inflationary cost increases reduced operating profit by $2.8 million, with higher purchased energy, purchased materials and labor expenses.  The operating results were also unfavorably impacted by lower production volumes.  These unfavorable factors were partially offset by improved mill operations and positive exchange rate impacts related to a weaker euro versus the U.S. dollar.

The U.S. business unit operating profit was $2.5 million for the quarter, a $2.9 million improvement over the prior-year quarter.  The U.S. financial results benefited from significant improvement in mill operations, increased sales volumes, somewhat higher average selling prices, resulting primarily from an improved sales mix, and lower nonmanufacturing expenses.  The benefit of increased sales volumes included an increase in the production and sale of cigarette paper for lower ignition propensity cigarettes.  Inflationary cost increases had an unfavorable impact of $2.3 million in the quarter, primarily related to higher purchased energy costs.

The Brazilian business unit had $0.2 million operating profit in the first quarter of 2006, compared with $0.3 million operating profit in the prior-year quarter, a $0.1 million decline.  The stronger Brazilian real versus the U.S. dollar had an unfavorable currency impact of $1.2 million on operating profit during the quarter, while inflationary cost increases totaled $0.8 million, primarily related to increased wood pulp and purchased energy expenses.  These unfavorable factors were largely offset by improved mill operations and increased sales volumes.

Nonmanufacturing expenses increased by $0.6 million, or 4 percent, compared with the prior-year quarter, with lower selling and research expenses more than offset by an increase in general expense.  The general expense increase was the result of higher employee compensation expenses, the inclusion of nonmanufacturing costs for the newly-acquired Philippines operation and costs associated with implementation of the Company’s joint venture in China.

Other income, net was $0.6 million less than in the first quarter of 2005, as the prior-year quarter benefited from a gain on the sale of property in Indonesia.  The effective income tax rate was 26 percent for the quarter compared with 29 percent in the first quarter of 2005.

Net income for 2006 was $4.6 million, an 8 percent decline compared with net income of $5.0 million in the first quarter of 2005.  Diluted earnings per share decreased by 6 percent to $0.30 compared with diluted earnings per share of $0.32 for the prior-year quarter.

Capital spending was $1.6 million during the first quarter of 2006 compared with $3.5 million during the prior-year quarter.  During the first quarter of 2005, $0.4 million was spent in Brazil to complete installation of a new cigarette paper machine.  The Company’s capital spending for full-year 2006 is expected to be approximately $20 to $25 million.

The Company did not make any cash pension contributions during the first quarter of 2006, although a $2.0 million pension contribution was made in April.  Pension contributions for the full year are anticipated to be approximately $10 to $15 million.

Business Comments and Outlook

Mr. Deitrich added, “Although Schweitzer-Mauduit’s first quarter diluted earnings per share were under the prior year by $0.02 per share, we made notable progress toward achieving improved levels of profitability during the first quarter despite challenging market conditions.  We were able to largely offset significant inflationary cost increases and the unfavorable fixed cost absorption impact of reduced paper machine operating schedules through improved mill operations.  Significant operational improvements were achieved in each of our business units.

“Unfortunately, cost pressures are expected to continue during 2006, reflected in higher purchased energy, purchased materials, labor and employee benefit expenses.  The per ton cost of wood pulp has also recently increased and is expected to be above the prior-year level for full-year 2006.  Inflationary cost increases are currently expected to have an unfavorable impact on the full year of approximately $20 million, or roughly $0.80 per share.  Higher purchased energy costs alone are expected to have an unfavorable impact of approximately $15 million.

“We also continue to experience weakness in tobacco-related paper sales. Reduced demand for our tobacco-related products in Western Europe and the United States has caused us to have excess production capacity and increased paper machine downtime.  The unfavorable impact of this downtime, reflected in unabsorbed fixed costs, is expected to increase our operating expenses during 2006 by roughly $10 million, or approximately $0.40 per share.

“Management is currently evaluating how to operate our production facilities more effectively with the reduced tobacco-related papers volumes.  During the first quarter, decisions were made to recognize accelerated depreciation on certain production equipment in both the United States and France.  This accelerated depreciation, as well as related employee severance expenses in the United States, is expected to total approximately $1.6 million during 2006, with $0.5 million of this amount incurred during the first quarter.  Although analysis is ongoing, no additional decisions have been made and we have not committed to any plan beyond the steps already taken, it now appears more likely that changes could occur that would require additional write-offs or accelerated depreciation of some production equipment and could also include associated restructuring charges, particularly in France or the United States.

“Sales of cigarette papers for lower ignition propensity cigarettes are contributing positively to our operating results, as momentum continues to build for these products.  Canada implemented a requirement for lower cigarette ignition propensity properties for all cigarettes manufactured or imported into Canada on or after October 1, 2005.  Accordingly, a full year of sales of these products in Canada is expected this year.  In addition, the State of California enacted legislation that requires lower ignition propensity properties for all cigarettes sold in California beginning in January 2007.  We expect to begin supporting the California requirements during the fourth quarter of this year.  With increased sales volumes of this cigarette paper, we are achieving improvement in our manufacturing costs.

“With the current market conditions, significant inflationary cost increases and unfavorable impact of reduced paper machine operating schedules, 2006 will continue to be a challenging year.  However, we do expect to offset these unfavorable factors, primarily through improved mill operations, driven by increased productivity and reduced waste, and with increased sales of both reconstituted tobacco leaf products and cigarette papers for lower ignition propensity cigarettes. In this environment, it is likely that earnings per share in 2006 will be approximately in the same range as in 2005, prior to considering the potential impact of any additional downsizing or restructuring activities beyond those initiated in the first quarter.”

Conference Call

Schweitzer-Mauduit will hold a conference call to review first quarter 2006 results with investors and analysts at 3:30 p.m. eastern time on Thursday, April 27, 2006.  The conference call will be simultaneously broadcast over the World Wide Web at www.schweitzer-mauduit.com.  To listen to the call, please go to the Web site at least fifteen minutes prior to the call to register and to download and install any necessary audio software.  For those unable to listen to the live broadcast, a replay will be available on the Web site shortly after the call.

About Schweitzer-Mauduit International

Schweitzer-Mauduit International, Inc. is a diversified producer of premium specialty papers and the world’s largest supplier of fine papers to the tobacco industry.  It also manufactures specialty papers for use in alkaline batteries, vacuum cleaner bags, overlay products, saturating base papers, business forms and printing and packaging applications.  Schweitzer-Mauduit and its subsidiaries conduct business in over 90 countries and employ 3,700 people worldwide, with operations in the United States, France, Brazil, the Philippines, Indonesia and Canada.  For further information, please visit the Company’s Web site at www.schweitzer-mauduit.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to the safe harbor created by that Act.  Actual results may differ materially from the results suggested by these statements for a number of reasons, including the following:

•                  We have manufacturing facilities in 6 countries and sell products in over 90 countries.  As a result, we are subject to a variety of import and export, tax, foreign currency, labor and other regulations within these countries.  Changes in these regulations, or adverse interpretations or applications, as well as changes in currency exchange rates, could adversely impact our business in a variety of ways, including increasing expenses, decreasing sales, limiting our ability to repatriate funds and generally limiting our ability to conduct business.

•                  Our financial performance is dependent upon the cost of raw materials, particularly wood pulp, purchased energy, chemicals and labor.  Recently, the total cost of these items has increased significantly, and competitors’ selling prices for certain products and the nature of our agreements with our customers may make it difficult to pass changes in these costs on to our customers in a timely and effective manner.

•                  Our sales are concentrated to a limited number of customers.  In 2005, 49 percent of our sales were to our 2 largest customers.  The loss of one or both such customers, or a significant reduction in one or both of these customers’ purchases, could have a material adverse effect on our results of operations.

•                  Our financial performance is materially impacted by sales of both reconstituted tobacco leaf products and lower ignition propensity cigarette papers.  A significant change in the sales volumes, pricing or manufacturing costs of these products could have a material impact on future financial results.

•                  As a result of current excess capacity in the tobacco-related papers industry and increased operating costs experienced in the last 12 to 24 months, particularly related to purchased energy, competitive levels of selling prices for certain of our products are not sufficient to cover those costs with a margin that we consider reasonable.  Such competitive pressures have resulted in downtime of certain paper machines and, in some cases, accelerated depreciation of certain equipment.  Management is evaluating how to operate our production facilities more effectively with reduced tobacco-related papers volumes. Further changes are possible that might require accelerated depreciation or write-offs of some additional equipment and could possibly include charges for employee-related costs associated with possible downsizing activities, particularly in the United States or France.

•                  In recent years, governmental entities around the world, particularly in the United States, have taken or have proposed actions that may have the effect of reducing consumption of tobacco products.  Reports with respect to the possible harmful physical effects of cigarette smoking and use of tobacco products have been publicized for many years and, together with actions to restrict or prohibit advertising and promotion of cigarettes or other tobacco products, to limit smoking in public places and to increase taxes on such products, are intended to discourage the consumption of cigarettes and other such products.  Also in recent years, certain governmental entities, particularly in North America, have enacted, considered or proposed actions that would require cigarettes to meet specifications aimed at reducing their likelihood of igniting fires when the cigarettes are not actively being smoked.  Furthermore, it is not possible to predict what additional legislation or regulations relating to tobacco products will be enacted, or to what extent, if any, such legislation or regulations might affect our business.

For additional factors and further discussion of these factors, please see our Annual Report on Form 10-K for the year ended December 31, 2005.

SCHWEITZER-MAUDUIT INTERNATIONAL, INC.

CONSOLIDATED STATEMENTS OF INCOME

FOR THE THREE MONTHS ENDED MARCH 31,

(U.S. $ IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

Unaudited	2006	2005	Change

Net Sales	$165.4	$160.6	+	3.0%
Cost of products sold	141.3	136.5	+	3.5
Gross Profit	24.1	24.1		—

Selling expense	5.6	6.2	-	9.7
Research expense	1.8	2.5	-	28.0
General expense	7.7	5.8	+	32.8
Total nonmanufacturing expenses	15.1	14.5	+	4.1

Operating Profit	9.0	9.6	-	6.3
Interest expense	1.4	1.3	+	7.7
Other income, net	—	0.6		N.M.
Income Before Income Taxes and Minority Interest	7.6	8.9	-	14.6
Provision for income taxes	2.0	2.6	-	23.1
Income Before Minority Interest	5.6	6.3	-	11.1
Minority interest in earnings of subsidiaries	1.0	1.3	-	23.1
Net Income	$4.6	$5.0	-	8.0%

Net Income Per Share:
Basic	$0.30	$0.33	-	9.1%

Diluted	$0.30	$0.32	-	6.3%

Dividends Declared Per Share	$0.15	$0.15

Average Common Shares Outstanding:
Basic	15,354,400	15,010,100

Diluted, including Common Share Equivalents	15,530,200	15,503,600

N.M. - Not Meaningful

SCHWEITZER-MAUDUIT INTERNATIONAL, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(U.S. $ IN MILLIONS)

	March 31,	December 31,
Unaudited	2006	2005

ASSETS
Cash and cash equivalents	$8.0	$5.1
Accounts receivable	99.2	99.8
Inventories	125.5	123.0
Other current assets	17.6	14.8
Net property, plant and equipment	415.8	414.0
Other noncurrent assets	31.8	34.1
Total Assets	$697.9	$690.8

LIABILITIES & STOCKHOLDERS’ EQUITY
Current debt	$21.0	$30.0
Other current liabilities	137.3	142.0
Long-term debt	90.4	83.7
Deferred income tax liabilities	42.1	40.2
Pension and other postretirement benefits	38.0	38.1
Deferred revenue	28.4	30.0
Other noncurrent liabilities	20.0	20.1
Minority interest	15.2	13.8
Stockholders’ equity	305.5	292.9
Total Liabilities and Stockholders’ Equity	$697.9	$690.8

SCHWEITZER-MAUDUIT INTERNATIONAL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW

FOR THE THREE MONTHS ENDED MARCH 31,

(U.S. $ IN MILLIONS)

Unaudited	2006	2005

Net income	$4.6	$5.0
Depreciation and amortization	9.8	9.8
Amortization of deferred revenue	(1.6)	(2.1)
Deferred income tax benefit	(0.6)	(0.5)
Minority interest in earnings of subsidiaries	1.0	1.3
Other items	1.6	(0.7)
Net changes in operating working capital	(2.0)	(27.5)
Cash Provided by (Used for) Operations	12.8	(14.7)

Capital spending	(1.6)	(3.5)
Capitalized software costs	(0.2)	—
Other investing	(4.5)	(2.9)
Cash Used for Investing	(6.3)	(6.4)

Cash dividends paid to SWM stockholders	(2.4)	(2.3)
Changes in debt	(3.4)	17.6
Purchases of treasury stock	—	(1.0)
Other financing	2.1	4.3
Cash Provided by (Used for) Financing	(3.7)	18.6

Effect of Exchange Rate Changes on Cash	0.1	—

Increase (Decrease) in Cash and Cash Equivalents	$2.9	$(2.5)

SCHWEITZER-MAUDUIT INTERNATIONAL, INC.

BUSINESS SEGMENT REPORTING

(U.S. $ IN MILLIONS)

The Company is operated and managed based on the geographical location of its manufacturing operations: the United States, France and Brazil.  For purposes of the segment disclosure in the following tables, the term “United States” includes operations in the United States and Canada.  The Canadian operations only produce flax fiber used as a raw material in the U.S. operations.  The term “France” includes operations in France, the Philippines and Indonesia because the results of the Philippine and Indonesian operations are not material for segment reporting purposes and their sales are integrated with sales of the Company’s French operations in southeast Asia.  Sales of products between segments are made at market prices and elimination of these sales are referred to in the following tables as intersegment sales.  Expense amounts not associated with segments are referred to as unallocated expenses.

Net Sales

	For the three months ended March 31,
	2006	2005	% Change

United States	$62.4	$51.9	+	20.2%
France	92.7	102.1	-	9.2
Brazil	16.3	13.5	+	20.7

Subtotal	171.4	167.5

Intersegment sales by:
United States	(0.2)	(0.3)
France	(3.4)	(5.5)
Brazil	(2.4)	(1.1)

Consolidated	$165.4	$160.6	+	3.0%

Operating Profit

	For the three months ended March 31,
	2006	2005	% Change

United States	$2.5	$(0.4)		N.M.	%
France	8.4	10.8	-	22.2
Brazil	0.2	0.3	-	33.3
Unallocated expenses	(2.1)	(1.1)

Consolidated	$9.0	$9.6	-	6.3%

N.M. - Not Meaningful

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